Exhibit 99.2

AVROBIO Receives No Objection to Clinical Trial Application from Health Canada for AVR-RD-02 Gene Therapy for Gaucher Disease

Company plans to initiate Phase 1/2 clinical trial in patients with Gaucher disease in 2019

AVROBIO continues to advance its pipeline of gene therapies for lysosomal storage disorders

CAMBRIDGE, Mass.– October 1, 2018 – AVROBIO, Inc. (Nasdaq: AVRO) (the “Company”), a Phase 2 clinical-stage gene therapy company developing gene therapies to potentially cure rare diseases with a single dose, today announced that it has received no objection to its clinical trial application (CTA) from Health Canada for a Phase 1/2 clinical trial of AVR-RD-02, the Company’s gene therapy for Gaucher disease. AVR-RD-02 is an ex vivo lentiviral gene therapy. Designed to be a one-time therapy, it works by permanently integrating the GBA gene that encodes functional glucocerebrosidase (GCase), the enzyme that is deficient in Gaucher disease, to enable continuous GBA production and distribution to tissues and organs.

“We are excited to have achieved this regulatory milestone as a step forward in our activities to move AVR-RD-02, the next gene therapy candidate in our pipeline, into the clinic in 2019,” said Geoff MacKay, President and CEO of AVROBIO. “We believe there is a significant opportunity for gene therapy to offer a potential cure for a range of lysosomal storage diseases, and we are building a pipeline of product candidates to bring this new treatment paradigm to patients.”

The Phase 1/2 clinical trial of AVR-RD-02 (the GAU-201 Study1) is planned to enroll 8 to 16 patients with Type 1 Gaucher disease, and will use an adaptive trial design that includes both patients that are currently receiving enzyme replacement therapy (ERT) and ERT-naïve patients. Patients will not receive ERT during the clinical trial. All enrolled patients will receive a single treatment with AVR-RD-02 and will be followed for 52 weeks to measure safety and efficacy. Efficacy endpoints for the GAU-201 Study will include enzyme activity, liver and spleen volumes, hemoglobin, platelet counts, bone mineral density, and other parameters associated with Gaucher disease.

About AVR-RD-02

AVR-RD-02 is an ex vivo lentiviral gene therapy being investigated as a single-dose therapy with the potential to provide durable and life-long potential therapeutic benefit for patients with Gaucher disease. AVR-RD-02 is designed to employ a state-of-the-art lentiviral vector platform that is an efficient and proven gene transfer system for the permanent integration of a functional copy of the gene into the patient’s own stem cells. In patients with Gaucher disease, hematopoietic stem cells are collected from the patient, and then transduced with lentiviral vector carrying a functional version of the GBA gene that encodes functional GCase, the enzyme that is deficient in Gaucher disease, to create AVR-RD-02 gene therapy. AVR-RD-02 is then infused back into the patient with the goal of restoring normal GBA gene expression such that functional GCase enzyme is sufficiently produced by the patient’s own body.

[1]	The official name of the ‘GAU-201 Study’ is AVRO-RD-02-201, which is a Phase 1/2 trial of AVROBIO’s investigational gene therapy, AVR-RD-02, in Gaucher disease.

About AVROBIO, Inc.

AVROBIO, Inc., is a Phase 2 clinical-stage gene therapy company developing gene therapies to potentially cure rare diseases with a single dose. AVROBIO’s lentiviral-based gene therapies employ hematopoietic stem cells that are collected from the patient and then modified with a lentiviral vector to insert a functional copy of the gene that is defective in the target disease. AVROBIO is focused on the development of its gene therapy, AVR-RD-01, in Fabry disease, as well as additional gene therapy programs in other lysosomal storage disorders including Gaucher disease, cystinosis and Pompe disease. AVROBIO is headquartered in Cambridge, MA and has offices in Toronto, ON. For additional information, visit www.avrobio.com.

Forward-looking Statements

Various express or implied statements in this release concerning AVROBIO’s future expectations, plans and prospects, including without limitation, statements regarding the development and the continued progress of AVROBIO’s programs, and the therapeutic potential of its product candidates, including AVR-RD-02, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any forward-looking statements in this press release are based on management’s current expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of AVROBIO’s product candidates, including AVR-RD-02, will not be successfully developed or commercialized, the risk of cessation or delay of any of AVROBIO’s ongoing or planned clinical trials, and the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies or clinical trials will not be replicated or will not continue in ongoing or future studies or trials involving AVROBIO’s product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause AVROBIO’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in AVROBIO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as well as other risks detailed in AVROBIO’s subsequent filings with the Securities and Exchange Commission. AVROBIO explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact:

Christopher F. Brinzey

Westwicke Partners

339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Kathryn Morris

The Yates Network

914-204-6412

kathryn@theyatesnetwork.com